BADAK III LNG SALES CONTRACT

                                  BETWEEN

            PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA

                                 AS SELLER

                                    AND

                       CHINESE PETROLEUM CORPORATION

                                 AS BUYER

                       BADAK III LNG SALES CONTRACT

         THIS CONTRACT, dated as of the 19th day of March, 1987, is made by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a State Enterprise of the Republic of Indonesia, on the one hand, and CHINESE PETROLEUM CORPORATION, a corporation organized under the laws of the Republic of China, on the other hand.

         In consideration of the mutual agreements contained herein, Buyer and Seller hereby agree as follows:


                          ARTICLE 1 - DEFINITIONS

         The terms or expressions set forth below shall have the following meanings when used in this Contract, and, where the context so requires or permits, words importing the plural meaning shall include the singular meaning and vice versa:
         Actual Cubic Foot
         A volume equal to the volume of a cube the edge of which is one (1) foot.
         Additional LNG
         As defined in Section 7.6(a).
         Additional LNG Quantity Deficiency
         As defined in Section 7.3(a).
         Advance Make-Good
         As defined in Section 7.3(d)(iii)(A).
         Affiliate
         As used with respect to a party hereto or one of Seller's Suppliers, a company or other entity which controls, is controlled by or is under common control with such party or Seller's Supplier.
         Aggregate Quantity Deficiency
         As defined in Section 7.3(a).
         Allowed Laytime
         As defined in Section 4.4(b).
         Annual Program
         A program or revision thereof issued by Seller pursuant to
Section 12.3, setting forth a schedule of deliveries of cargoes of LNG for sale under this Contract for a Fixed Quantity Period.
         Annual Quantity Deficiency
         As defined in Section 7.3(a).
         Badak Facility
         The liquefaction plant facility located at Bontang, East Kalimantan, Indonesia, including four (4) liquefaction trains heretofore constructed, one (1) additional train to be constructed, storage, loading and related facilities and the Natural Gas transmission pipelines from the gas fields to the said liquefaction plant, together with all future expansions and additions to the said liquefaction plant and its related facilities.
         Badak III Trade
         The sale, delivery and purchase of LNG pursuant to this Contract.
         British Thermal Unit (BTU)
         The amount of heat required to raise the temperature of one
(1) avoirdupois pound of pure water from fifty-nine (59) degrees Fahrenheit to sixty (60) degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch.
         Build-up Allowances
         As defined in Section 7.2(b).
         Build-up Period
         The period commencing with January 1, 1990 and ending on December 31, 1991 unless, because of an event of force majeure as defined in Article 15, Start-up does not occur until after January
1, 1990, in which event the period shall commence on Start-up and end on the later of:
      (i) March 31, 1992 or twenty-four (24) months from the end of the month in which Start-up occurs, whichever is earlier, or
     (ii) Twelve (12) months from the end of the month in which Start-up occurs.
         Business Day in the R.0.C.
         Every day other than Saturdays, Sundays and national holidays in the R.0.C. (including compensatory days).
         Buyer
         Chinese Petroleum Corporation, a corporation organized under the laws of the R.0.C., or the successor in interest of such corporation, or the permitted assignee of such corporation or such successor in interest.
         Certificate
         As defined in Section 3.2(a).
         Commercial Interest Rate
         As defined in Section 10.3(c).
         Committed Recovery Quantity
         A Quantity of LNG containing 3,053 billion BTU's which shall constitute an increase in the Fixed Quantity for each Fixed
Quantity Period during a Force Majeure Recovery Period.
         Contract
         This Badak III LNG Sales Contract, including Schedule A hereto, as it may from time to time be amended, modified, varied or supplemented in accordance with the terms hereof.
         Contract Sales Price
         As defined in Section 8.2(a).
         Coordinated Maintenance Schedule
         As defined in Section 12.2.
         Cubic Meter
         A volume equal to the volume of a cube the edge of which is one (1) meter.
         Dedicated Vessel
         A new-built LNG tanker with a cargo tank volume of approximately 135,000 cubic meters, with a discharge capacity of a full cargo in twelve (12) hours and having a design consistent with the requirements of Sections 5.1 and 5.4., which will be used for purposes of transporting LNG under this Contract.
         Deliver Point
         The point at the Unloading Port at which the flange coupling of the LNG discharging manifold onboard an LNG Tanker joins the flange coupling of Buyer's unloading line.
         Estimated Time of Arrival (ETA)
         As defined in Section 4.2(a)(i).
         Excess Laytime
         As defined in Section 4.4(c).
         Fixed Quantity
         As defined in Section 7.2(a).
         Fixed Quantity Period
         Each calendar year commencing with 1990 and extending for a period of twenty (20) years through 2009.
         Force Majeure Deficiency
         As defined in Section 7.4.
         Force Majeure Recovery Period
         As used in Section 7.4.
         Gas Supply Area
         The production sharing contract areas in East Kalimantan, Indonesia of Seller's Suppliers as at the date hereof.
         GPA
         Gas Processors Association
         Gross Heating Value
         The quantity of heat, expressed in British Thermal Units, produced by the complete combustion in air of one (1) cubic foot of anhydrous Natural Gas, at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the Natural Gas, after cooling the products of the combustion to the initial temperature of the Natural Gas and air, and after condensation of the water formed by combustion.
         Implementation Procedure
         As defined in Article 24.
         Initial Contract Sales Price
         As defined in Section 8.1.
         Joint Coordinating Committee
         As defined in Article 18.
         Liquefied Natural Gas (LNG)
         Natural Gas in a liquid state at or below its boiling point and at a pressure of approximately one (1) atmosphere.
         LNG Tanker
         The Dedicated Vessel or any Substitute LNG Tanker.
         Loading Port
         The port located at the Badak Facility.
         Make-Good
         As used in Article 7 to mean, fulfillment by Buyer of its obligation to restore Plateau Allowances under any of subsections
(A) (B) or (C) of Section 7.3(d)(iii) or Section 7.7 as may be applicable.
         Make-Up
         As used in Sections 7.4, 7.5 and 7.7.
         MMBTU
         One million BTU's.
         Natural Gas
         Any hydrocarbon or mixture of hydrocarbons, consisting essentially of methane, other hydrocarbons, and noncombustible gases in a gaseous state, which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.
         Natural Gas Facilities
         The facilities for the production, recovery, treatment and compression of Natural Gas in the Gas Supply Area and for the transmission thereof to the Badak Facility.
         Ninety-Day Schedule
         As defined in Section 12.4.
         Notice of Readiness
         As defined in Section 4.4(a).
         Plateau Allowance
         As defined in Section 7.3(d).
         Plateau Allowance Restoration Period
         As defined in Section 7.3(d)(i).
         Plateau Period
         The period commencing on the day following the termination of the Build-up Period and extending through the last Fixed Quantity Period.
         Port Charges
         All charges of whatsoever nature (including rates, tolls and dues of every description) in respect of an LNG Tanker entering, using or leaving a port, including charges made in respect of marking and lighting the port and charges in respect of work performed, services rendered or facilities provided.
         Proved Remaining Recoverable Reserves
         The amount of recoverable reserves of Natural Gas which have been proved to a high degree of certainty by reason of actual completion, successful testing or in certain cases by adequate core analyses and which are defined already by reasonable geological interpretation of structures and known continuity of oil or gas-saturated material.
         Quarterly Quantity Deficiency
         As defined in Section 7.3(b).
         Quarterly Quantity Requirement
         As defined in Section 7.3(b).
         Receiving Facility
         As defined in Section 5.1.
         R.0.C.
         The Republic of China.
         Round-up Quantity Deficiency
         As defined in Section 7.3(a).

         Round-up Request
         As defined in Section 7.3(a)(iii).
         Seller
         Perusahaan Pertambangan Minyak dan Gas Bumi Negara (Pertamina), a State Enterprise of the Republic of Indonesia, or the successor in interest of such enterprise, or the permitted assignee of such enterprise or such successor in interest.
         Seller's Gas Supply Obligation
         From time to time and at any time throughout the term of this Contract the amount of Natural Gas prudently required (including without limitation such amount as may be required in connection with the production, transmission, liquefaction, transfer to an LNG carrier, shipping and delivery including LNG required as boil-off) to satisfy all the obligations of Seller at any such time to supply
LNG or Natural Gas from the Gas Supply Area, plus the amount of Natural Gas from the Gas Supply Area, prudently required to supply any additional commitment or commitments which Seller anticipates making.
         Seller's Suppliers
         Virginia Indonesia Company, Virginia International Company, Roy M. Huffington, Inc., Huffington Corporation, Ultramar Indonesia Limited, Union Texas East Kalimantan Limited and Universe
Tankships, Inc. (collectively, the "Huffco Group"), Total
Indonesie, Indonesia Petroleum, Ltd. and Unocal Indonesia, Ltd., and any successors or assignees of the aforesaid suppliers and any other companies or entities having obligations at any time or times during the term of this Contract for the supply to the Seller of Natural Gas for sale as LNG hereunder.
         Seller's Transporters
         The owners (including owners' operators) of the Dedicated Vessel and each Substitute LNG Tanker.
         Standard Cubic Foot (scf)
         The quantity of Natural Gas, free of water vapor, occupying a volume of one (1) Actual Cubic Foot at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of 4.696 pounds per square inch.
         Start-up
         The first date on which Buyer is able to receive and Seller is able to deliver LNG at the Receiving Facility on a continuing basis so as to be in a position to perform their respective obligations to purchase and receive and to sell and deliver LNG under this Contract.
         Substitute LNG Tanker
         Any LNG tanker having a design consistent with the requirements of Sections 5.1 and 5.4 used or scheduled to be used by Seller for transporting LNG under this Contract, either in place of or in addition to the Dedicated Vessel.
         Taxes
         As defined in Section 14.1.
         Unloading Port
         The port at Hsin-Ta, near Kaohsiung, Taiwan, R.0.C., where the Receiving Facility is located.
         Used Laytime
         As defined in Section 4.4(a).

                       ARTICLE 2 - SALE AND PURCHASE

         Seller agrees to sell and to deliver at the liver Point, and Buyer agrees to purchase, receive and pay for, and to pay for if not taken, LNG in the quantities, at the price and in accordance with the other terms and conditions set forth in this Contract.

                       ARTICLE 3 - SOURCES OF SUPPLY


         3.1  Sources of Supply

         The Natural Gas to be processed into LNG and sold and delivered hereunder is to be produced from the Gas Supply Area. Seller has and will maintain throughout the term of this Contract the right and ability to perform its obligations under this Contract to sell and deliver all quantities of LNG to be sold and delivered hereunder. Notwithstanding any reference to Seller's Suppliers in this Contract, Seller is fully responsible for performance of all the obligations of Seller hereunder and no contractual default of any of Seller's Suppliers shall excuse Seller from its full responsibility hereunder.

         3.2  Reserves of Natural Gas

         (a)Seller has furnished Buyer with a statement or statements, each entitled a "Certificate", of an independent petroleum engineering consultant firm of recognized standing in the petroleum industry expressing that firm's estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's
Gas Supply Obligation as of the date of this Contract.  Hereafter and throughout the term and any extension of this Contract, before committing additional Natural Gas from the Gas Supply Area to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry qualified by reputation and experience in estimating reserves f oil and natural gas in subsurface reservoirs,the written statement (the "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area in an amount at least equal to
Seller's Gas Supply Obligation.   Seller shall furnish to Buyer a
copy of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area.
Seller shall also furnish all supporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.

         (b) If during the term of this Contract Seller obtains information which indicates unforeseen adverse changes in the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area, Seller shall promptly inform Buyer of such situation and shall further inform Buyer of any measures which Seller may be required to take in fulfillment of its obligations under this Contract.

                 ARTICLE 4 - TRANSPORTATION AND UNLOADING


         4.1  Transportation

              (a) At no cost to Buyer except as otherwise provided herein, Seller shall be responsible for the transportation from the Badak Facility to the Receiving Facility of the LNG to be sold and delivered hereunder, using, subject to Section 4.1(b), either the Dedicated Vessel or Substitute LNG Tankers.

              (b) Seller may use any spare capacity of the Dedicated Vessel for purposes other than transporting LNG under this Contract and (in addition to using Substitute LNG Tankers when the Dedicated Vessel is not available) may schedule the use of a Substitute LNG Tanker to make deliveries hereunder to the extent necessary to make the best use of such spare capacity.

              (c) Seller shall cause the LNG Tankers to comply with the regulations of, and to obtain all marine permits required by, the R.0.C. and other relevant authorities respecting the operation of LNG Tankers. Buyer shall provide Seller with advice on a timely basis as to the requirements of R.0.C. regulations and shall use its best efforts to assist compliance therewith. Buyer shall reimburse to Seller any and all costs, including costs of modification required to be made to LNG Tankers, which are incurred by Seller as a result of the requirements of any governmental authority in the R.0.C. which differ from standard international maritime safety or other requirements, such as those established by the International Maritime Organization, the U.S. Coast Guard, the Japanese Maritime Agency or internationally recognized vessel classification societies. Seller agrees to limit such modifications to the extent strictly needed to comply with R.0.C. requirements and/or its obligations hereunder and will consult with Buyer before carrying out such modifications. Seller further agrees to refund any money paid to it under this Section 4.1(c) if the aforesaid international maritime requirements are subsequently changed so that they require the same modifications as were required by R.0.C. authorities.
         4.2 Notices of LNG Tanker Movements and Characteristics of LNG Cargoes

              a) With respect to each cargo of LNG to be delivered hereunder, Seller shall give or shall cause the master of the LNG
Tanker delivering the same to give to Buyer at the Receiving
Facility the following notices:

      (i) a first notice, which shall be sent upon the departure of the LNG Tanker from the Loading Port and which shall set forth the time and date that loading was completed, the volume, expressed in Cubic Meters, of LNG loaded on board the LNG Tanker and the estimated time of arrival of the LNG Tanker at the sea buoy of the Unloading Port ("Estimated Time of Arrival" or "ETA");
     (ii) a second notice, which shall be sent forty-eight (48) hours prior to the ETA;
    (iii) a third notice, which shall be sent twenty-four (24) hours prior to the ETA;
     (iv)          a final notice, which shall be sent five
                   (5) hours prior to the ETA.
The notices referred to in clauses (i) and (ii) above shall be sent by telex or, if necessary, by radio. The notices referred to in clauses (iii) and (iv) above shall, if possible, be sent by both telex and radio.

         (b) Within thirty-six (36) hours after departure of an LNG Tanker from the Loading Port Seller shall notify Buyer, for Buyer's information only, of the following characteristics of the LNG comprising its cargo as determined at the time of loading:

      (i)     the Gross Heating Value per Standard Cubic Foot;
     (ii)     the molecular percentage of hydrocarbon
              components and nitrogen; and
    (iii)     average temperature.
         4.3  Obligations at Unloading Port
              (a)  Buyer shall provide a safe berth at the
Receiving Facility complying with the standards set forth in
Section 5.1. Buyer shall operate the Receiving Facility so as to permit discharge of LNG cargoes as quickly as reasonably possible and shall cooperate with Seller or Seller's Transporters, their agents and the masters of LNG Tankers to ensure the timely and efficient delivery of LNG hereunder. During discharge of each cargo of LNG, Buyer shall return to the LNG Tanker Natural Gas in such quantities as are necessary for the safe unloading of the LNG Tanker at such rates, pressures and temperatures as may be required by the LNG Tanker's design and commonly accepted operating practice for such LNG Tanker. The LNG to be sold and delivered hereunder shall be unloaded through manifold strainers of sixty (60) mesh (or such other mesh as shall be agreed from time to time by the parties).
              (b) Buyer shall cause to be made available at the Unloading Port such tugs, fireboats, pilots and other services as are necessary for the purposes of safety and efficiency and are required by R.0.C. authorities.
              (c) Seller shall pay, or shall cause Seller's Transporter to pay, all Port Charges in respect of LNG Tankers at the Unloading Port promptly when due, provided that Buyer shall reimburse to Seller the amount (if any) by which such Port Charges exceed the average of those generally payable for vessels of the same type and size in LNG unloading ports in Japan.
         4.4  Demurrage at Unloading Port
              (a) Upon the arrival of an LNG Tanker at the Unloading Port (or off the Unloading Port if such LNG Tanker is prohibited from approaching or entering the Unloading Port by applicable safety regulations) the master of the LNG Tanker or its agent shall give notice to Buyer, or Buyer's agent, by telegraph, radio or telephone that such LNG Tanker is ready to discharge LNG, berth or no berth ("Notice of Readiness"). A Notice of Readiness may be tendered on any day of the week or any hour of the day. Laytime used in unloading an LNG Tanker ("Used Laytime") shall begin to count upon the earlier of (i) four (4) hours from Notice of Readiness, except where such Notice of Readiness is given when the LNG Tanker is prevented from berthing because of night berthing restrictions, in which case it shall begin to count from four (4) hours after the sunrise following such Notice of Readiness, or
(ii) the LNG Tanker's being "all fast" in berth. Used Laytime shall continue to run until discharge and return lines have been disconnected and the LNG Tanker is cleared for departure.
              (b) Allowed Laytime at the Unloading Port shall be twenty-four (24) consecutive hours extended by any period of delay which is caused by:
      (i)          reasons attributable to Seller, the LNG
                   Tanker or its master, crew, owner or
                   operator, including but not limited to
                   delays in departure due to quarantine, port
                   regulation or documentary clearance to the
                   extent so attributable;
     (ii) prevention or delay in the LNG Tanker's attaining its full design discharge rate because of the condition of the cargo;

         (iii)  force majeure as defined in Article 15;
         (iv) prevention of berthing or interruption of discharge because of bad weather;
         (v) occupancy of the berth by another vessel if the LNG Tanker arrives more than one (1) day after the delivery date scheduled in the most recent Ninety-Day Schedule without the consent of Buyer; provided that 1 such period of extension shall be equal to the lesser of
         (A) twenty-four (24) hours, or (B) the time elapsed between Notice of Readiness and the departure from the berth of such other vessel; or
         (vi) arrival of the LNG Tanker before the delivery date scheduled in the most recent Ninety-Day Schedule without the consent of the Buyer; provided that such period of extension shall be equal to the time elapsed (if any) between commencement of Used Laytime and the earlier of
         (A) 00:00 hours on the scheduled delivery date, or (B) completion of berthing.
         (c) In the event Used Laytime exceeds Allowed Laytime (such excess being herein referred to as "Excess Laytime"), Buyer shall pay to Seller, or for Seller's account if so directed by Seller, demurrage at a rate per day (reduced pro rata for each partial day) determined in accordance with the following formula:
Demurrage rate = FQ  x PT
                365

Where:
         FQ = Fixed Quantity for the Fixed Quantity Period in which the demurrage occurs
         PT = the adjusted Transportation Related Component as calculated pursuant to Section 8.2(c) as of the date demurrage is incurred;
provided, however, that no demurrage shall be payable under this
Section 4.4 in respect of any calendar quarter in which the aggregate of Excess Laytime for all deliveries to the Receiving Facility hereunder during such quarter is less than eighteen (18) hours. Seller shall invoice Buyer for demurrage amounts due under this Section 4.4 at the end of each calendar quarter, and Buyer shall pay such invoices in accordance with the terms of Article 10.
         4.5    Effect of Unloading Port Delays
         (a) Notwithstanding the terms of Section 11.1, to the extent that the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in Section 11.1 by reason of boil-off occurring during a delay in the unloading of an LNG Tanker of more than forty-eight (48) hours after Notice of Readiness has been given, such LNG shall be deemed to have met the quality specifications of this Contract regarding Gross Heating Value.
         (b) For each hour beyond thirty (30) hours from Notice, of Readiness that the commencement of unloading of an LNG Tanker is delayed, other than as a result of an event described in
Section 4.4(b)(i), (ii), (iii), (v) or (vi), Buyer shall pay Seller an amount on account of excess boil-off calculated by multiplying the Contract Sales Price by the number of MMBTU's contained in the hourly LNG boil-off rate of such LNG Tanker. Such hourly LNG boil-off rate shall be expressed in cubic meters and shall be determined by recent normal operating experience or, in the absence thereof, shall be the design boil-off rate of such LNG Tanker. For the purpose of determining BTU content, the boil-off quantity will be deemed composed of a mixture of methane and nitrogen to be determined according to a mutually agreed procedure. Seller shall invoice Buyer for amounts due under this Section 4.5(b), and Buyer shall pay such invoiced amount as a cargo invoice in accordance with Article 10.

            ARTICLE 5 - ON-SHORE FACILITIES OF BUYER AND SELLER
         5.1    Buyer's Facilities
         Buyer, at no cost or expense to Seller, shall construct or cause to be constructed at Hsin-Tanear Kaohsiung, Taiwan, R.0.C., such receiving facilities to be used by Buyer as are necessary for the Badak III Trade and the timely performance by Buyer of its obligations under this Contract (the "Receiving Facility"). Such facilities shall include, without limitation, the following:
         (a) berthing facilities capable of receiving LNG Tankers having an overall length not exceeding approximately two hundred and ninety (290) meters, a beam not exceeding approximately forty-six (46) meters and a draft not exceeding approximately eleven (11) meters, which LNG Tankers can always safely reach, fully laden, and safely depart, and at which LNG Tankers can lie safely berthed and discharge safely afloat at all times (except during circumstances of force majeure as defined in Article 15);
         (b) unloading facilities capable of receiving LNG at a rate which will permit the discharging of cargo from a fully loaded LNG Tanker within twelve (12) hours of pumping time at the full pumping rate specified by the LNG Tanker design;
         (c) a vapor return line system of sufficient capacity to transfer to an LNG Tanker quantities of Natural Gas necessary for the safe unloading of LNG at such rates, pressures and temperatures as may be required by the LNG Tanker design and commonly accepted operating practice for such LNG Tanker;
         (d) facilities allowing access to LNG Tankers from onshore adequate for the handling and delivery to LNG Tankers of ship's stores, provisions and spare parts:
         (e) LNG storage tanks of adequate capacity to receive and store a full cargo of LNG upon each scheduled arrival of an LNG Tanker; and
         (f) appropriate systems for necessary radio communications with LNG Tankers.
         5.2    Seller's Facilities
                Seller, at no cost or expense to Buyer, (a) has arranged for the use of existing Natural Gas Facilities in the Gas Supply Area,the Badak Facility and the Loading Port, and (b) shall construct cause to be constructed such additional Natural Gas Facilities and such additions to the Badak Facility and the loading Port, including without limitation one (1) additional liquefaction train and additions to the loading facilities, as are necessary for the Badak III Trade and the timely performance by Seller of its obligations under this Contract.
         5.3    Fuel, Liquid Nitrogen and Fresh Water
                Buyer, at no cost to Seller, shall provide at the Receiving Facility adequate systems to supply in a safe and efficient manner the requirements of LNG Tankers for bunker fuel oil and diesel oil and shall further arrange for the supply of the requirements of LNG Tankers for liquid nitrogen and fresh water. Subject to reasonable advance notice (not in any event to be less than three (3) days) prior to arrival of an LNG Tanker, Buyer shall at all times during the term of this Contract cause adequate supplies of such products to meet the requirements of the LNG Tankers to be available for sale at the Receiving Facility on the terms and conditions generally prevailing for long-term contracts for such items in ports in Taiwan, R.0.C. Except with respect to requirements upon the completion of drydocking and in the case of operational emergency, Seller will at all times throughout the term of this Contract cause the bunker fuel and diesel requirements of the Dedicated Vessel (and of any Substitute LNG Tanker during the time it is in service in the Badak III Trade) to be purchased only from Buyer or its nominee as its sole source of supply, provided Buyer or such nominee makes available required quantities of such products on such terms and conditions.
         5.4    Compatibility of the Receiving Facility and
                LNG Tankers
         It is recognized that the Receiving Facility and the LNG Tankers must be mutually compatible in order to accommodate and allow for the safe unloading and that the LNG Tankers must be compatible with existing at the Loading Port. To ensure such mutual facility compatibility the parties shall exchange data in a timely manner to meet their respective construction schedules.

             ARTICLE 6 - COMMENCEMENT AND DURATION OF CONTRACT

                This Contract shall come into force and effect as of and from the date hereof and shall continue in effect thereafter until the expiration of the parties' respective obligations to sell and purchase LNG as provided in Article 7 or the earlier termination of this Contract pursuant to Section 15.4. If Seller and Buyer so agree prior to December 31, 2005, the term of this Contract may be extended on such terms and conditions as may be mutually agreed.

                          ARTICLE 7 - QUANTITIES
         7.1    Deliveries for Testing and Cool-Down of
                Receiving Facility
         (a) Seller shall, during the ninety (90) day period immediately preceding Start-up, make available for sale and delivery to Buyer, and Buyer shall purchase and receive, up to four
(4) full cargoes of LNG for the purpose of commissioning the Receiving Facility. Buyer shall give Seller notice of its requirements for commissioning cargoes at least ninety (90) days prior to the anticipated delivery date for the first of such cargoes. Such commissioning cargoes shall be delivered on a schedule mutually agreeable to Buyer and Seller. Buyer may reduce the number of such commissioning cargoes with as much advance notice to Seller as possible. Buyer may request a revision in the agreed delivery schedule or an increase in the number of commissioning cargoes previously requested, subject to acceptance by Seller. No delivery schedule for commissioning cargoes shall require the employment of more than one (1) LNG Tanker.
         (b) All quantities of LNG sold and delivered under this Section 7.1 shall be paid for at the Contract Sales Price applicable at the time of delivery, and such quantities shall not be applied to, or otherwise affect, any Fixed Quantity.

         (c) If Buyer does not exercise the right provided for in this Section 7.1, Buyer shall give Seller not less than ninety
(90) days' notice of the desired date of first delivery of Fixed
Quantities hereunder.

         7.2    Fixed Quantities

         (a) In respect of each Fixed Quantity Period Seller shall sell and deliver to Buyer, and Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, LNG having a heating value of 79,380 billion BTU's, subject to adjustment as provided in Sections 7.2(b), 7.2(c), 7.2(d) and 7.3(a)(ii). Such quantity in respect of each Fixed Quantity Period, after giving effect to each such adjustment, is herein called a "Fixed Quantity".
         (b) Buyer shall have the right to reduce the Fixed Quantities applicable to the Fixed Quantity Period or Periods included in the Build-up Period by the exercise of allowances. ("Build-up Allowances") as follows:
         (i) During the first twelve (12) months of the Build-up Period by Build-up Allowances aggregating not more than 18,318 billion BTU's; and
         (ii) During the remainder of the Build-up Period, if any, by Build-up Allowances equal to the quantity of LNG calculated by dividing the number of months in such remainder by two (2), rounding the quotient obtained to the next highest whole number and multiplying the result by 3,053 billion BTU's, not to exceed, however, 9,159 billion BTU's in the aggregate.
Such right of reduction may be exercised by Buyer in its notice of required LNG pursuant to Section 12.1 or by notice to Seller cancelling the delivery of one (1) or more cargoes of LNG scheduled in the Annual Program for delivery during the Build-up Period. Buyer shall provide Seller with as much advance notice as practicable of any such cancellation of delivery of a scheduled LNG cargo, and in any event if the deliveries of more than two (2) scheduled cargoes are to be cancelled in any period of sixty (60) consecutive days, notice of any such additional cancellation in excess of such two (2) cargoes within such sixty (60) day period shall be given not less than ninety (90) days prior to the scheduled delivery date thereof; further, Buyer may not cancel the delivery of a cargo after the loading thereof has commenced. If Buyer exercises Build-up Allowances, then the Fixed Quantity for each Fixed Quantity Period or part thereof within the Plateau Period shall be increased, with effect from commencement of the Plateau Period, by a quantity of LNG calculated by multiplying by two (2) the total amount of the reduction in Fixed Quantities resulting from the exercise of Build-up Allowances, dividing the product obtained by the number of calendar months in the Plateau Period and multiplying the quotient obtained by the number of calendar months in such Fixed Quantity Period which are included in the Plateau Period.
         (c) The Fixed Quantity for each Fixed Quantity Period during a Force Majeure Recovery Period shall be increased by the Committed Recovery Quantity.
         (d) Buyer shall have the option, which may be exercised by written notice given to Seller by not later than six
(6) months prior to the end of the Build-up Period, to increase the Fixed Quantity for each Fixed Quantity Period of the balance of the term of this Contract, commencing with either of the two (2) succeeding Fixed Quantity Periods, as Buyer may elect in its notice of exercise of such option, by an amount equal to the difference between 6,106 billion BTU's and any increase to each such Fixed Quantity pursuant to Section 7.2(b).
         7.3    Buyer's Obligation to Take or Pay
         (a) If during any Fixed Quantity Period Buyer shall fail to take (i) the full Fixed Quantity applicable thereto, (ii) all quantities of Additional LNG which Seller has become obligated to sell and Buyer has become obligated to purchase during such Fixed Quantity Period pursuant to Section 7.6, or (iii) any quantity of LNG which is the subject of a Round-up Request which Seller is able to accept as provided in Section 7.3(a)(iii), Buyer shall pay Seller, at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period, for the quantities of LNG required to have been purchased but which were not taken by Buyer during such Fixed Quantity Period (any such deficiency respecting a Fixed Quantity being called an "Annual Quantity Deficiency", any such deficiency respecting Additional LNG being called an "Additional LNG Quantity Deficiency", any such deficiency respecting LNG which is the subject of a Round-up Request accepted by Seller being called a "Round-up Quantity Deficiency" and the aggregate of an Annual Quantity Deficiency, Additional LNG Quantity Deficiency and Round-up Quantity Deficiency being called an "Aggregate Quantity Deficiency"), subject however to the provisions of Section 7.3(c), 7.3(d) and 7.3(e) and to the following:

         (i) The amount of LNG constituting an Aggregate Quantity Deficiency for a Fixed Quantity Period shall first be reduced by the amount of all Quarterly Quantity Deficiencies for which Buyer has made a payment pursuant to Section 7.3(b) during such Fixed Quantity Period, less any portion of such Quarterly Quantity Deficiencies applied as a credit, or against which a credit was applied, on account of LNG taken by Buyer in excess of the Quarterly Quantity Requirement for any calendar quarter of such Fixed Quantity Period as provided in
         Section 7.3(b).
         (ii) If, after taking into account all adjustments provided for in this Section 7.3, an Aggregate Quantity Deficiency amounts to less than one (1) full LNG Tanker cargo, or if such Aggregate Quantity Deficiency exceeds one (1) full LNG Tanker cargo solely by reason of a variance in the BTU content of the actual cargoes delivered from the BTU content per cargo estimated in connection with the preparation of the Annual Program or the applicable Fixed Quantity Period, then in either event it will be deemed that no Aggregate Quantity Deficiency exists for such Fixed Quantity Period, and the amount the shortfall in delivery shall be carried forward and added to Buyer's Fixed Quantity for the next succeeding Fixed Quantity Period.
         (iii) If at the time an Annual Program is developed pursuant to Section 12.3 it is estimated that Buyer will have an Annual Quantity Deficiency or an Additional LNG Quantity Deficiency in the Fixed Quantity Period being programmed in an amount that is less than one (1) full LNG Tanker cargo, Buyer shall have the right to request an increase in the quantities which Buyer wishes to take in such Fixed Quantity Period in an amount sufficient to fill out such cargo (such right being herein referred to as a "Round-up Request"); and if at the time of such request Seller has sufficient uncommitted capacity in the Badak Facility and sufficient shipping capacity for the purpose of delivering such cargo, Seller shall within a period of fourteen (14) days confirm that such Round-up
         Request will be accepted.   If Buyer does not make a
         Round-up Request, or if Seller is unable by reason of insufficient plant or shipping capacity to accept a Round-up Request made by Buyer, the non-delivery of the partial cargo of Fixed Quantity or Additional LNG, as the case may be, shall not for any purpose constitute a failure of Seller to make LNG available for sale under the terms of this Contract. However, if Seller accepts a Round-up Request, Seller shall be obligated to sell a deliver, and Buyer shall be obligated to purchase, receive and pay for, or pay for if not taken, the LNG which is the subject of the Round-up Request; provided, that no LNG which is the subject of a Round-up Request shall be delivered in a Fixed Quantity Period until after the delivery of all of the Fixed Quantity and Additional LNG which the parties have become obligated to sell and purchase respectively in such Fixed Quantity Period. (b) If during any one (1) of the first three (3) calendar quarters of any Fixed Quantity Period Buyer shall fail to take each cargo of LNG scheduled for delivery in such calendar quarter in the Annual Program prepared pursuant to Section 12.3 (the "Quarterly Quantity Requirement"), Buyer shall pay to Seller the Contract Sales Price in effect as of the last day of such quarter for that quantity of LNG which equals the estimated BTU content of the cargo or cargoes not taken (any such quantity being called a "Quarterly Quantity Deficiency"). Buyer's obligations under this Section 7.3(b) are subject to the provisions of Sections 7.3(c), 7.3(d) and 7.3(e) and to the following:

         (i) If Buyer makes a payment during a Fixed Quantity Period on account of a Quarterly Quantity Deficiency, Buyer shall be entitled to credit the amount of such payment against the payment due respecting an equivalent quantity of LNG taken in excess of the Quarterly Quantity Requirement in any subsequent calendar quarter of the same Fixed Quantity Period; and (ii) To the extent Buyer purchases and receives LNG in excess of the Quarterly Quantity Requirement for a calendar quarter, the amount of such excess purchase shall be applied to reduce any Quarterly Quantity Deficiency occurring in any of the succeeding calendar quarters of the same Fixed Quantity Period. For the purposes of paragraphs (i) and (ii)
         above the Quarterly Quantity Requirement for the fourth quarter shall be determined in the same way as for the other three (3) quarters by reference to the estimated
         BTU content of the number of cargoes scheduled for delivery in the Annual Program for the fourth quarter.
         (c) Buyer's obligation hereunder to pay for LNG not taken in a Fixed Quantity Period or calendar quarter, shall be reduced by amount which would otherwise have been payable i with respect to the quantity of LNG which Buyer was unable to purchase because of Seller's failure for any reason, including force majeure, to make such quantity available for sale in accordance with the terms of this Contract.
         (d) Buyer shall have the right in each Fixed Quantity Period, commencing with the first Fixed Quantity Period, or portion thereof, included in the Plateau Period, to reduce its take-or-pay obligation under this Section 7.3 by the exercise of an allowance ("Plateau Allowance") of not more than 6,106 billion BTU's for each such Fixed Quantity Period (the permitted Plateau Allowance for such first Fixed Quantity Period shall be determined by multiplying 6,106 billion BTU's by a fraction, the numerator of which shall be the number of months in such first Fixed Quantity Period included in the Plateau Period and the denominator of which shall be twelve (12); provided that Buyer shall have an obligation to "Make-Good" each such Plateau Allowance in the manner hereinafter provided, and provided further that Buyer may not exercise a Plateau Allowance which, when added to Plateau Allowances previously exercised and not Made-Good (or deemed Made-Good in accordance with subparagraph (iii)(B) below) in the Plateau Allowance Restoration Period applicable thereto, would result in outstanding Plateau Allowances not Made-Good in such Plateau Allowance Restoration Period being in excess of 12,212 billion BTU's. A Plateau Allowance may be exercised by Buyer in its notice of required LNG pursuant to Section 12.1 or by notice to Seller cancelling the delivery of one or more cargoes of LNG scheduled for delivery in the Annual Program for the Fixed Quantity Period. Buyer shall give Seller as much advance notice as may be practicable of any such cancellation of delivery of a scheduled LNG cargo, and in no event may the delivery of a cargo be cancelled
once the loading thereof has commenced.  Each such    Plateau
Allowance shall be Made-Good in accordance with the following conditions:
         (i) All Plateau Allowances outstanding at any given time must, subject to (ii) next below, be Made-Good by
         the end of the third Fixed Quantity Period   following
         the first Fixed Quantity Period in which any Plateau Allowance remains not Made-Good after application of the provisions of subparagraph (iii)(A) below (such period being herein called a Plateau Allowance Restoration Period").
         (ii) If at the expiration of a Plateau Allowance Restoration Period Buyer has not Made-Good all
         outstanding Plateau Allowances required to be Made-Good therein, then to the extent provided in (A) and (B) below such Plateau Allowance Restoration Period will be subject to extension:
         (A) If such failure to Make-Good is caused by failure on the part of Seller to make available
         Additional LNG which Seller was obligated to sell and Buyer was obligated to purchase pursuant to Section 7.6 or by a failure on the part of Buyer to take such Additional LNG, in either case caused by an event of force majeure as defined in Article 15, such Plateau Allowance Restoration Period will be extended with respect to the portion of such Plateau Allowances not Made-Good because of such a failure until such Plateau Allowances are Made-Good; provided, that if Buyer does not request in accordance with the provisions of Section
         7.6 at least 6,106 billion BTU's of Additional LNG with respect to any Fixed Quantity Period following that in which occurs a failure.of Seller to make available or of Buyer to take Additional LNG because of an event of force majeure as defined in Article 15, the amount of such shortfall in request shall on the last day of such Fixed Quantity Period be deducted from the portion of Plateau Allowances subject to extension.
         (B) If (x) Buyer does not exercise the option provided for in Section 7.2(d), and (y) there shall occur during such Plateau Allowance Restoration Period a Fixed
         Quantity Period which also is included in a Force Majeure Recovery Period and (z) in such Fixed Quantity Period Seller is unable to confirm its capacity to deliver at least 3,053 billion BTU's of Additional LNG which Buyer has requested pursuant to its rights under Sections 7.6(a)(ii) and 7.6(b), then such Plateau Allowance Restoration Period shall be extended with respect to the
         lesser of the portion of the Plateau   Allowances not
         Made-Good or 3,053 billion BTU's for each such Fixed Quantity Period in which Seller s unable to confirm the availability of such requested Additional LNG. Such extension shall remain in effect until such Plateau Allowances are Made-Good; provided that if during such Force Majeure Recovery Period and such extension resulting from the operation of this subparagraph Buyer does not request in accordance with the provisions of
         Section 7.6 at !east 6,106 billion BTU's of Additional
         LNG with respect to any Fixed Quantity Period following that in which Seller during such Force Majeure Recovery Period was First unable to confirm the availability of such Additional LNG, the amount of such shortfall in request shall on the last day of such Fixed Quantity Period be deducted from the portion of the Plateau Allowances subject to extension.
During an extension of a Plateau Allowance Restoration Period pursuant to (A) or (B) above new Plateau Allowances may be exercised and a new Plateau Allowance Restoration Period commenced; subject, however, to the condition that Buyer may not by the exercise of Plateau Allowances during such an extension relieve itself of the obligation to Make-Good all Plateau Allowances required to be Made-Good during the extended Plateau Allowance Restoration Period.
         (ii) Plateau Allowances shall be Made-Good in the following manner:
         (A) If at the time a Plateau Allowance is exercised Additional LNG has been taken in one or more prior (but not the same) Fixed Quantity Periods pursuant to Section
         7.6 and not previously applied to Make-Up or Make-Good, then the same shall be applied to Make-Good such Plateau Allowance on the last day of the Fixed Quantity Period in which such Plateau Allowance is exercised ("Advance Make-Good"). Not more than 12,212 billion BTU's of LNG may be accumulated from time to time for purposes of Advance Make-Good, and should Buyer at any time when 12,212 billion BTU's have been so accumulated take further Additional LNG, such further quantity shall not be available for Advance Make-Good purposes.

         (B)    Additional LNG shall, subject to Section 7.6(c),
         be applied to satisfaction of Buyer's Make-Good
         obligation to the extent received and paid for, or paid for but not taken, during the Plateau Allowance Restoration Period or any extension thereof; provided that Additional LNG which pursuant to Section 7.6 Seller has become obligated to sell and Buyer has become obligated to purchase during a Plateau Allowance Restoration Period or any extension thereof and which Seller fails to make available to Buyer, for reasons other than force majeure as defined in Article 15, shall for purposes of Make-Good only be deemed to have been received and paid for by Buyer.
         C) If by the last day of the Plateau Allowance Restoration Period or any extension thereof Buyer has not Made-Good all outstanding Plateau Allowances pursuant to Section 7.3(d)(iii)(A) or (B), or if during the extension of a Plateau Allowance Restoration Period such extension shall terminate because of a failure on the part of Buyer to request in a Fixed Quantity Period sufficient Additional LNG pursuant to Section 7.3(d)(ii)(A)
or (B), Buyer shall pay for the portion    not Made-Good or with
respect to which an extension of the Plateau Allowance Restoration Period has terminated at the Contract Sales Price in effect on the last day of the Allowance Restoration Period or the Fixed Quantity Period in which an extension terminates, as may be applicable.

         (e) In calculating the quantity of LNG delivered by Seller and purchased by Buyer in respect of each calendar quarter or Fixed Quantity Period, whether Fixed Quantity, Additional LNG or LNG which is the subject of a Round-up Request and irrespective of the purpose for which taken, including Make-Up and Make-Good, an estimate of quantities to be delivered and purchased within the first fourteen (14) days of the next following calendar quarter or Fixed Quantity Period, respectively shall be included, provided such quantities were scheduled in the Annual Program for delivery in the calendar quarter or Fixed Quantity Period with respect to which the calculation is being made. Any discrepancy between any such estimate and actual deliveries shall be accounted for as an adjustment to the Fixed Quantity in the next succeeding Fixed Quantity Period.
         7.     Make-Up of Force Majeure Deficiencies
         If in any Fixed Quantity Period all or any portion of the Fixed Quantity to be sold and purchased hereunder is not delivered by Seller or taken by Buyer because of an event of force majeure as defined in Article 15 (any such quantity not delivered or taken because of an event of force majeure being called a "Force Majeure Deficiency"), such Force Majeure Deficiency shall be Made-Up during the Force Majeure Recovery Period applicable thereto or to the extent applicable pursuant to Section 7.7. The Force Majeure Recovery Period respecting Force Majeure Deficiency shall commence with the later to occur of the Fixed Quantity Period beginning January , 1995 or the first Fixed Quantity Period beginning six
(6) months or more following the restoration of normal operations after the most recent event of force majeure which resulted in a Force Majeure Deficiency, and shall terminate at the earlier to occur of the time when all the outstanding Force Majeure Deficiency has been Made-Up or at the end of the last Fixed Quantity Period.
A Force Majeure Deficiency shall be Made-Up as follows:
         (a) In each Fixed Quantity Period during a Force Majeure Recovery Period the Committed Recovery Quantity shall be applied to Make-Up the aggregate of the Force Majeure Deficiencies then outstanding; provided that the Fixed Quantity in any Fixed Quantity Period shall not be increased by more than one Committed Recovery Quantity.
         (b) In addition Seller and Buyer shall as soon as practicable during such Force Majeure Recovery Period use their respective best efforts to deliver and take Additional LNG pursuant to Section 7.6 to Make-Up such Force Majeure Deficiency.
         7.5    Take-or-Pay Make-Up
         During any Fixed Quantity Period in the Plateau Period Buyer may request Additional LNG pursuant to Section 7.6 as Make-Up for any quantity which has been paid for but not taken by Buyer pursuant to Section 7.3(a), 7.3(b) or 7.3(d)(iii)(C); provided, that if in any such Fixed Quantity Period there shall occur an Aggregate Quantity Deficiency (caused by Buyer's failure to take LNG for reasons other than force majeure as defined in Article 15) comprised in whole or in part of Additional LNG which would have been applied pursuant to Section 7.6(c) to Make-Up of a prior Aggregate Quantity Deficiency, then, at Buyer's option (i) Buyer may make the payment required pursuant to Section 7.3(a) with respect to the portion of such Aggregate Quantity Deficiency comprised of such Additional LNG, in which event Buyer shall continue to have Make-Up rights respecting both the prior Aggregate Quantity Deficiency and that quantity for which the said payment is being made, or (ii) such LNG shall be deemed to have been delivered by Seller and taken by Buyer, and Buyer shall have no further Make-
Up rights with respect thereto.   Each invoice for LNG utilized for
Make-Up pursuant to this Section 7.5 shall be reduced by the amount previously paid by Buyer on account of the quantity being Made-Up. Quantities shall be Made-Up, and prior payments applicable thereto applied, in the same chronological order in which such quantities accrued.
         7.6    Additional LNG
         Buyer shall have the optional right to purchase
Additional LNG under the terms of this Contract during each Fixed Quantity Period in the Plateau Period in accordance with the terms of this Section 7.6. As used herein Additional LNG shall mean the following:
         (i) LNG containing up to 6,106 billion BTU's in excess of the applicable Fixed Quantity or, if Buyer exercises the option provided in Section 7.2(d), up to Quantities are increased pursuant to the exercise of such option in Section 7.2(d), provided, that during a Force Majeure Recovery Period Additional LNG available pursuant to this subparagraph (i) shall be decreased by the Committed Recovery Quantity;
         (ii) a further, additional quantity of LNG, subject to the confirmation by Seller at the time of request that Seller has sufficient uncommitted capacity in the Badak Facility and sufficient shipping capacity for the purpose of delivering such LNG, containing (A) if the option provided for in Section 7.2(d) is not exercised, up to 6,106 billion BTU's or, during a Force Majeure Recovery Period, up to 9,159 billion BTU'S, or (B) if such option is exercised, and only during a Force Majeure Recovery Period, up to 6,106 billion BTU's.
         (b) If Buyer shall request Additional LNG for a Fixed Quantity Period (i) by not later than the preceding July 1 and, to the extent subparagraph (a)(ii) above has application, Seller shall confirm the sufficiency of uncommitted capacity in the Badak Facility and shipping capacity respecting such LNG, or (ii) prior to January 15 of the relevant Fixed Quantity Period for Make-Up or Make-Good purposes arising from circumstances occurring after the preceding July 1 and Seller confirms the sufficiency of uncommitted capacity in the Badak Facility and shipping capacity respecting such LNG, then in each case Seller shall have the obligation to sell and deliver, and Buyer shall have the obligation to purchase, receive and pay for, or pay for if not taken, such Additional LNG. No LNG delivered in a Fixed Quantity Period shall be treated as Additional LNG until all of the Fixed Quantity with respect thereto has been taken and paid for.
         (c) Additional LNG shall be utilized for the following purposes and in the following order of priority:
         (i)    Make-Up pursuant to Section 7.5;
         (ii) Make-Good in respect of Plateau Allowances taken in a prior Fixed Quantity Period pursuant to Section 7.3(d);
         (iii) Make-Up during a Force Majeure Recovery Period in respect of Force Majeure Deficiencies pursuant to Section 7.4;
         (iv)   Advance Make-Good pursuant to Section 7.3.(d); and
         (v)    additional sales of LNG.
         (d) All Additional LNG shall be paid for at the Contract Sales Price in effect as of the date of delivery thereof and, if not taken once the obligations of Seller and Buyer become fixed as provided in Section 7.6(b), shall be paid for at the Contract Sales Price in effect as of the last day of the Fixed Quantity Period in which delivery was scheduled.
         7.7    Make-Up and Make-Good after the Last Fixed
                Quantity Period
                If at the expiration of the last Fixed Quantity Period there" remains any (i) quantities paid for but not taken pursuant to Section 7.3 but not Made-Up, (ii) Plateau Allowance not Made-Good or (iii) Force Majeure Deficiency not Made-Up, then during the succeeding calendar Year Seller and Buyer shall take and pay for, at the Contract Sales Price in effect at the time of delivery, or Buyer shall pay for if not taken at the Contract Sales Price in effect on the last day of such calendar year, such remaining quantities of LNG up to a maximum of the Fixed Quantity for the last Fixed Quantity Period of this Contract; provided, that such quantities shall be scheduled for delivery at the same rate as the Fixed Quantity was scheduled for delivery during the last Fixed Quantity Period and to the extent appropriate the provisions of
Article 12 shall apply. Such quantities shall be applied first to Make-Up of quantities paid for but not taken, and next to Make-Good of Plateau Allowances and finally to Make-Up of Force Majeure Deficiencies. Each invoice for LNG utilized for Make-Up shall be reduced by the amount previously paid by Buyer on account of the quantity being Made-Up.
         7.8    Allocation of Deliveries between Buyer and
                Other Purchasers
         (a) should an event or circumstance of force majeure as defined in Article 15 occur either before or after Start-up affecting Seller's ability to produce or load LNG from the Badak Facility, an allocation of such quantities as are then capable of being produced and loaded will be made between Buyer and other purchasers of LNG from the Badak Facility. At such times the total quantities capable of being produced and loaded from the Badak Facility shall be allocated among the purchasers therefrom (including Buyer) pro rata in the ratio of their respective quantities which are eligible for allocation as provided below. The quantities eligible for such allocation shall be the Fixed Quantities hereunder during the period of such force majeure, as to Buyer, and those fixed or contract quantities of LNG which are committed for sale from the Badak Facility during the period of such force majeure in satisfaction of Seller's contracts with other purchasers which provide for deliveries of LNG over a term of at least fifteen (15) years, as to other purchasers.
         (b) If such an event of force majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in Section 7.8(a) but is of such an extent as to prevent Seller from producing and loading all LNG required for Make-Up and/or Make-Good purposes by Buyer and other purchasers under LNG sales contracts providing for deliveries over a term of at least fifteen (15) years, quantities of such LNG as are available for such purposes shall be allocated between Buyer and such other purchasers in proportion to the respective quantities required for Make-Up and/or Make-Good purposes.
                     ARTICLE 8 - CONTRACT SALES PRICE
         8.1    Initial Contract Sales Price
                The Initial Contract Sales Price applicable as of January 1, 1986 to the quantities of LNG to be sold and delivered at the Delivery Point, and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by Buyer under this Contract, expressed in U.S. Dollars per million British Thermal Units (U.S.$/MMBTU), shall be U.S.$4.76 (the "Initial Contract Sales Price"), of which U.S.$4.284 is a component adjustable with Indonesian crude prices (the "LNG Related Component") and the balance of U.S.$0.476 is a component "Transportation Related Component").
         8.2    Contract Sales Price and Adjustments Thereto
         (a) Each of the components of the Initial Contract Sales Price shall be subject to adjustment from time to time according to the following provisions of this Section 8.2. The sum of the two components as adjusted and in effect at any time shall be the contract sales price ("Contract Sales Price") which is in effect hereunder at such time to be calculated in accordance with the following formula:

         PC = PL + PT
in which :-
         PC =   the Contract Sales Price (expressed in U.S.$/MM
                   the adjusted LNG Related Component as
                calculated pursuant to Section 8.2(b) (expressed in U.S.$/MMBTU)
         PL =   the adjusted Transportation Related Component as
                calculated pursuant to Section 8.2(c) (expressed in U.S.$/MMBTU).
         PT =   the adjusted Transportation Related Component as
                calculated pursuant to Section 8.2(c) (expressed in U.S.$/MMBTU).

                The Contract Sales Price to be applied to the BTU's comprising each cargo of LNG shall be that Contract Sales Price in effect as of the date of completion of unloading of such cargo.
         (b) An adjustment to the LNG Related Component shall be made as of each effective date on which either (i) the realized export prices of more than one (1) of the field classifications of Indonesian crude oils (including condensate but excluding premiums and prices for spot sales) then being sold and exported shall have changed from the respective prices therefor included in the last preceding adjustment made pursuant to this Section 8.2(b), or (ii) two (2) or more additions or deletions, or an addition and a deletion, in such field classifications of crude oils then being sold and exported shall have become effective as compared with such field classifications of crude oils being exported from Indonesia as of the date of the last preceding adjustment made pursuant to this Section 8.2(b). The export prices and classification data required to make the above determination shall be as verified by the Ministry of Mines and Energy of the Republic of Indonesia. In every case such adjustment shall be made in accordance with the following formula:

                 AX
         PL = PA AY

         PA =   U.S.$4.284, the LNG Related Component included in
                    the Initial Contract Sales Price (expressed
                in U.S.$/MMBTU)
         AX =   the arithmetic average of the realized export
                prices in U.S. Dollars per barrel f.o.b.
                Indonesia, of all field classifications of Indonesian crude oils (including condensate) then being sold and exported, except premiums and except such prices for spot sales
         AY =   U.S.$27.4595, being the arithmetic average on
                January 1, 1986 of the realized export prices in U.S. Dollars per barrel, f.o.b. Indonesia, of allfield classifications of Indonesian crude oils
                (including condensate) then being sold and exported, except premiums and except such prices for spot sales.

         (c) The Transportation Related Component shall be adjusted on, and with effect from, January 1 of each year during the term of this Contract in accordance with the following formula:
         PT = PB (1. 025)n
in which :
         PB =   U.S.$0.476 the Transportation Related Component
                included in the Initial Contract Sales Price
                expressed in U.S.$/MMBTU)
         n  =   1 on January l, 1987, and one higher whole number
                on each subsequent January 1.


ARTICLE 9 - TRANSFER OF TITLE
         The LNG to be sold by Seller and purchased by Buyer hereunder shall be delivered to Buyer into the Receiving Facility at the Unloading Port. Delivery of LNG shall be deemed completed, and title to and risk of loss of such LNG shall pass from Seller to Buyer, when the LNG is at the Delivery Point.

                     ARTICLE 10 - INVOICES AND PAYMENT
         10.1   Cargo Invoices and Documents
         Promptly after completion of unloading of an LNG Tanker, Seller or its representative shall furnish to Buyer a certificate of volume unloaded, together with such other documents concerning the cargo as may be reasonably requested by Buyer for the purpose of R.0.C. customs clearance. Buyer shall, as soon as possible but in no event later than forty-eight (48) i hours after completion of unloading, complete a laboratory analysis to determine the quality of the LNG unloaded in accordance with the provisions of Section
13.7 and shall promptly furnish to Seller or its representative a certificate with respect thereto. Seller shall then perform the calculation of the number of BTU's unloaded and delivered in accordance with the provisions of Section 13.9 and shall furnish to Buyer the details of the calculation. Promptly upon completion of such calculation, Seller or its representative shall furnish to Buyer by telex or telegram an invoice, stated in U.S. Dollars, the amount of the Contract Sales Price for the number of BTU's delivered. At the same time Seller shall send to Buyer a signed copy of the invoice together with relevant documents setting forth the basis for the calculation thereof.
         10.2   Other Invoices
         Except as provided in Section 10.1, in the event that any amount is due from one party to the other hereunder, including, without limitation, amounts payable pursuant to Article 7 on account of LNG required to be purchased but not taken by Buyer, then the party to which such amount is due shall furnish or cause to be furnished an invoice therefor and relevant documents showing the basis for the calculation thereof. All such invoices shall be stated in U.S. Dollars. If the documentation supporting such an invoice is based upon one or more currencies, other than U.S. Dollars, such currencies shall be converted to U.S. Dollars using the currency exchange rate for interbank transfers in the United States for payments abroad, expressed as the number of units of U.S. Dollars required to purchase, exclusive of commissions and charges, one unit of the relevant currency as quoted by Citibank, N.A., New York City or such other bank as may be mutually agreeable, in the New York market at 12:00 noon on the first banking day in New York preceding the date on which the cost or expense in such other currency was incurred.
         10.3   Invoice Due Dates
         (a) Each invoice for LNG delivered to Buyer referred to in Section 10.1 shall become due and payable by Buyer on the eighth (8th) Business Day in the R.0.C. after the date on which the invoice (which may be in telex or telegraphic form) has been received by Buyer in Taiwan, R.0.C. Each invoice issued pursuant to Section 10.2 shall become due and payable on the twenty-fifth
(25th) Business Day in the R.0.C. after the date of receipt of such invoice by the party to which directed.
         (b) For the purposes of this Section 10.3 a telex invoice shall be deemed received by the party to which directed on the day such party's telex machine accepts transmission thereof by a confirmed answerback, or, in the event such party's telex machine is inoperative, on the day that a copy of the telex form of invoice is received by such party.
         (c) In the event the full amount of any invoice is not paid when due any unpaid amount thereof shall bear interest from the due date until paid at an interest rate (the "Commercial Interest Rate"), compounded annually, two (2) percentage points greater than the publicly announced prime rate of Citibank, N.A., New York City, or such other bank as may be mutually agreeable. Such interest rate shall be adjusted, up or down as the case may be, to reflect any changes in the aforesaid prime rate as of the dates of such changes in the prime rate.
         10.4  Payment
          (a) Buyer shall pay, or cause to be paid, in U.S. Dollars, in immediately available funds, all amounts which become due and payable by Buyer pursuant to any invoice issued hereunder, to an account with a bank in the United States to be designated by Seller. Seller shall pay or cause to be paid, in U.S. Dollars, in immediately available funds, all amounts which become due and payable by Seller pursuant to any invoice issued to it hereunder to a bank account in the R.0.C. designated by Buyer. The paying party's deposit in immediately available funds of the full amount of each invoice with the appropriate bank account shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason, including, without limitation, taxes, exchange charges or bank transfer charges.
          (b) A transfer of funds to the bank in the United States referred to in Section 10.4(a) effected by Buyer from the R.0.C. before the close of business in the R.0.C. on or before the due date of any invoice issued pursuant to Section 10.1 or 10.2 shall be deemed timely payment notwithstanding that such United States bank cannot credit such transfer as immediately available funds for a period of up to thirteen (13) hours by reason of the time difference between the R.0.C. and the United States, or for one (1) or more days which are not banking days in the United States.
         10.5  Seller's Right of Suspension upon Buyer's Failure to
          Make Payment
          If payment of any invoice for quantities of LNG is delivered hereunder or for LNG not taken and for which Buyer is obligated to pay pursuant to this Contract is not made within sixty
(60) days after the due date thereof, Seller shall be entitled, upon giving thirty (30) days' written notice to Buyer, to suspend subsequent deliveries to Buyer until the amount of such invoice together with interest thereon, has been paid and Buyer shall not be entitled to any Make-Up rights in respect of such suspended deliveries.
         10.6  Disputed Invoices
          In the event of disagreement concerning any invoice hereunder, the party to which such invoice was issued shall make provisional payment of the total amount thereof and shall immediately notify the issuing party of the reasons for such disagreement, except that in the case of an obvious error in the invoice or supporting documents the party to which such invoice was issued shall pay the correct amount disregarding such error. An invoice may be contested by a party only if, within a period of one hundred and eighty (180) days after its receipt thereof, such party serves notice on the other questioning its correctness. If no such notice is served, such invoice shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment shall be paid by Seller or Buyer to the other, as the case may require, plus interest at the Commercial Interest Rate from the date the overpayment was received to the date of refund.
         10.7  Form of Invoices
          The form and content of invoices to be issued under this Contract and the supporting documents shall be prescribed in the Implementation Procedure. In addition the issuing party shall provide such further information as the receiving party may reasonably request from time to time to assure the receiving party of the correctness of any amount invoiced.

                           ARTICLE 11 - QUALITY
         11.1  Gross Heating Value
          LNG delivered by Seller to Buyer hereunder shall have, in a gaseous state, a Gross Heating Value of not less than 1,100 BTU's per Standard Cubic Foot and not more than 1,160 BTU's per Standard Cubic Foot, determined as provided in Part II of Schedule A.
         11.2  Components
          LNG delivered by Seller to Buyer hereunder shall, in a gaseous state, contain not less than 85 molecular percentage (85 mol%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:
      (i)     Nitrogen (N2), 1.0 mol%;
     (ii)     Butanes (C4) and heavier, 2.00 mol%;
    (iii)     Pentanes (C5) and heavier, 0.10 mol%;
     (iv)     Hydrogen Sulfide (H2S), 0.25 grains per 100
              Standard Cubic Feet (0.25 grains/100 scf); and
      (v)     Total sulfur content, 1.3 grains per 100
              Standard Cubic Feet (1.3 grains/100 scf).
Although LNG which Seller delivers to Buyer hereunder is permitted to contain the sulfur concentrations shown in items (iv) and (v) above, under normal operating conditions at the Badak Facility Seller would expect such concentrations to be materially less.
         Should any question regarding quality of the LNG arise, Seller and Buyer shall consult and cooperate concerning such question.
              ARTICLE 12 - PROGRAMMING AND SHIPPING MOVEMENTS

         12.1  Buyer's Request
          On or before June 15 preceding each Fixed Quantity
Period Seller shall notify Buyer of the current estimate of the BTU content of each cargo to be delivered in such Fixed Quantity Period based to the extent practicable on recent operating experience.
Not later than six (6) calendar months prior to the beginning of each Fixed Quantity Period Buyer shall give notice in writing of the quantity of LNG, expressed in BTU's, it wishes to deliver hereunder during such Fixed Quantity Period. Each such request shall include the Fixed Quantity for such Fixed Quantity Period and any Additional LNG requested by Buyer pursuant to Section 7.6. Within fourteen (14) days of any request for Additional LNG, but not earlier than July 15 preceding the Fixed Quantity Period to which the request relates, Seller shall confirm whether or not it has sufficient production capacity at the Badak Facility and shipping capacity available to deliver such of the Additional LNG as is subject to production capacity and shipping availability during such Fixed Quantity Period.
         12.2  Maintenance and Inspection Coordination
          Not later than ninety (90) days prior to the beginning of each Fixed Quantity period Seller and Buyer shall consult and agree on a program designed to coordinate the scheduled drydocking of the LNG Tanker and the anticipated maintenance/inspection downtime of the Badak Facility and the Receiving Facility during that Fixed Quantity Period, if and to the extent such downtime is expected to affect deliveries of LNG hereunder. Such program (the "Coordinated Maintenance Schedule") will be devised so as to minimize the collective impact of such drydocking and downtime periods on the timely delivery of LNG hereunder.
  12.3   Annual Programs
          Based on the quantity of LNG the parties have agreed shall be delivered during a Fixed Quantity Period pursuant to
Section 12.1, and taking into account the Coordinated Maintenance Schedule for such Fixed Quantity Period, Seller and Buyer shall consult together with regard to the Annual Program for such Fixed Quantity Period no later than one (1) calendar month prior to the commencement of such Fixed Quantity Period. Each Annual Program shall include provisional delivery dates at the Receiving Facility for the quantities of LNG to be sold hereunder to be loaded in full cargo lots at the Badak Facility. If necessary, the Annual Program shall take into account any request for Additional LNG made subsequent to July 1 of the preceding year pursuant to Section 7.6(b) which has been confirmed by Seller as being available. Each Annual Program shall provide for deliveries at rates and intervals which are reasonably constant throughout the period to which it relates. Any Annual Program and/or Ninety-Day Schedule may be amended by mutual agreement to make provision for circumstances occurring subsequent to the preparation thereof including, to the extent practicable, an acceleration of the rate of deliveries necessitated by unscheduled downtime, failure of transportation or event of force majeure as defined in Article 15. The Annual Programs and Ninety-Day Schedules (and any revisions thereto) are intended to assist the parties in planning their respective operations during the periods involved and shall not reduce the entitlement and obligation during any Fixed Quantity Period of Seller to sell, deliver and be paid for or to be paid for if not taken, or of Buyer to purchase and receive, or to pay for if not taken, the quantities of LNG required under Article 7 to be sold, delivered and paid for during such period.
         12.4  Ninety-Day Schedules
          Not later than the fifteenth (15th) day of each calendar month Seller shall deliver to Buyer a three-month forward plan of deliveries (the "Ninety-Day Schedule") which follows the applicable Annual Program (or the most current agreed revision thereof or, if the Annual Program has not been issued, the most recent draft thereof) as nearly as reasonably possible, and sets forth projected delivery dates for each of the next three (3) calendar months.
Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from prior Ninety-Day Schedules so as to maintain as far as reasonably possible the delivery schedule in the Annual Program (or the most recent agreed revision thereof or, if the Annual Program has not been issued, the most recent draft thereof). Both parties shall cooperate to facilitate smooth performance of the Ninety-Day Schedule. After consultation with Buyer Seller shall revise the Ninety-Day Schedule when appropriate to meet the respective operational requirements of each party with the overall objective of fulfilling the Annual Program as far as reasonably possible.

                    ARTICLE 13 - MEASUREMENTS AND TESTS
         13.1  Parties to Supply Devices
          (a) Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tankers, pressure and temperature measuring devices and any other measurement or testing devices which are incorporated in the structure of an LNG Tanker or customarily maintained on shipboard.
          (b) Buyer shall supply, operate and maintain, or cause
to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of delivered LNG and any other measurement or testing devices which are incorporated in land structures or customarily maintained at LNG receiving facilities.
         13.2  Selection of Devices
          All devices provided for in this Article 13 which are
not currently in use in the sale and delivery of LNG from the Badak Facility shall be chosen by mutual agreement of the parties and shall be such as are, at the time of selection, the most accurate and reliable in their practical application; provided, that the use of such devices as are on board a Substitute LNG Tanker shall be
permitted.   The required degree of accuracy of such devices
selected shall be mutually agreed upon and verified by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor mutually agreed upon by Buyer and Seller. In any event all devices (including those on board a Substitute LNG Tanker) shall comply with maximum permissible tolerances provided for in Part III of Schedule A.
         13.3  Units of Measurement and Calibration
          The parties shall cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in United States units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the parties shall establish mutually agreeable conversion tables.
         13.4  Tank Gauge Tables of LNG Tankers
          Seller shall provide Buyer, or cause Buyer to be provided, with a certified copy of tank gauge tables for each tank of LNG Tankers verified by a competent impartial authority or authorities mutually agreed upon by the parties. Such tables shall include correction tables for list, trim, tank construction and any other items requiring such tables for accuracy of gauging. Seller and Buyer shall each have the right to have representatives present at the time each LNG tank on an LNG Tanker is volumetrically calibrated. If the LNG tanks of an LNG Tanker suffer distortion of such nature as to cause a prudent expert reasonably to question the validity of the said tank gauge tables (or any subsequent calibration provided for herein), Buyer or Seller may require recalibration of such LNG tanks during any period when the LNG Tanker is out of service for inspection and/or repairs. Upon recalibration of the LNG tanks of LNG Tankers, the same procedure used to provide the original tank gauge tables will be used to provide revised tank gauge tables and correction tables based upon the recalibration data. The calibration and recalibration of tanks provided for in this Section 13.4 shall constitute the only tank calibration required for purposes of this Contract.
         13.5  Gauging and Measuring LNG Volumes Unloaded
          Volumes of LNG delivered pursuant to this Contract shall be determined by gauging the LNG in the tanks of LNG Tankers immediately before and immediately after unloading. Gauging the liquid in the tanks of an LNG Tanker and measuring of liquid temperature, vapor temperature, vapor pressure in each LNG tank, trim and list of an LNG Tanker and atmospheric pressure shall be simultaneously performed, or caused to be simultaneously performed, by Seller immediately before and immediately after unloading as set out in Section 13.8. The first gauging and measurements shall be made immediately before the commencement of unloading. The second gauging and measurements shall take place immediately after completion of unloading. Copies of gauging and measurement records shall be furnished to Buyer. Gauging and measurements shall be effected in accordance with operating procedures to be mutually agreed between Seller and Buyer and within the tolerances listed in
Part III of Schedule A.
         (a)  Gauging the Liquid Level of LNG
         The level of the LNG in each LNG tank of an LNG Tanker shall be gauged by means of the gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.
         (b)  Determination of Temperature
         The temperature of the LNG and of the vapor space in each cargo tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperatures. Temperatures shall be logged or printed.
         (c)  Determination of Pressure
         The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in LNG Tankers.
         (d)  Determination of Density
         Density of the LNG shall be computed by Seller from sample analysis as described in Sections 13.6 and 13.7 or, if mutually agreed, measured. Initially, the density of the LNG shall be computed by the method described in Part I of Schedule A.
Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyer and Seller, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be logged or printed.
         13.6  Samples for Quality Analysis
          Representative samples of the LNG delivered shall be obtained, or caused to be obtained, in triplicate by Buyer during the time of unloading and delivery to Buyer. The three (3) samples shall be taken from an appropriate point on Buyer's receiving line as close as possible to the unloading flanges and collected in the gaseous state using the continuous gasification/ collection method agreed by Buyer and Seller. In addition Buyer shall obtain spot samples during unloading. The samples obtained shall be distributed as follows:

         First sample  - for analysis by Buyer.
         Second sample - for use of Seller.
         Third sample  - for retention by Buyer for an agreed
                         period, not to exceed twenty-five (25)
                         days, during which period any dispute as
                         to the accuracy of any analysis shall be
                         raised, in which case the sample shall
                         be further retained until Buyer and
                         Seller agree to retain it no longer.
If it is not possible for any reason to obtain composite samples by the continuous gasification/collection method, the composition of the LNG delivered shall be the arithmetic average of the results obtained by analysis of the spot samples. If it is not possible to obtain such spot samples, an analysis of the LNG loaded at the Loading Port, after adjustment for boil-off measured in respect of the delivery voyage, shall be used to determine the composition of the cargo delivered. For this purpose Seller shall utilize devices comparable to those utilized at the Receiving Terminal and shall employ methods of taking and analyzing the samples at the Loading Port comparable in accuracy to those employed at the Receiving Terminal.
         13.7  Quality Analysis
          The samples provided for in Section 13.6 shall be analyzed, or be caused to be analyzed, by Buyer to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography in accordance with "G.P.A. Standard 2261, Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography", published by GPA current as of January 1, 1977, or as otherwise mutually agreed upon. If revised standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Buyer and Seller they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. If a chromatograph is used, duplicate runs shall be made on each sample to determine that the repeatability of results is within mutually agreed limits. The calculated results of the acceptable runs shall be averaged. A calibration of the chromatograph or other analytical instrument used shall be performed by Buyer immediately prior to the analysis of the sample of LNG delivered. Buyer shall give advance notice to Seller of the time Buyer intends to conduct a calibration thereof, and Seller shall have the right to have a representative present at each such calibration; provided, however, Buyer will not be obligated to defer or reschedule any calibration in order to permit the representative of Seller to be present.
         (a)   Use of Spot Analysis
          The average of the spot sample analyses, as specified in
Section 13.6, shall serve the purpose of fall-back reference in case of failure to obtain a representative composite sample. The frequency of sampling shall be agreed between Buyer and Seller. Analysis of spot samples may be carried out on a back-up chromatograph mutually agreed upon by Buyer and Seller.
         (b)   Hydrogen Sulfide
          The ASTM D 2725-70 Standard Method of Test for Hydrogen Sulfide in Natural Gas (Methylene Blue Method) shall be used to determine the hydrogen sulfide content of Seller's sample unless Seller and Buyer mutually agree on any other method.
         (c)   Total Sulfur
          The ASTM D 3246-76 Standard Method of Test for Sulfur in Petroleum Gas by Oxidative Microcoulometry shall be used to determine the total sulfur content in Seller's sample unless Seller and Buyer mutually agree on any other method. If the total sulfur content is less than 0.25 grains per 100 Standard Cubic Feet, it shall not be necessary to analyze the sample for hydrogen sulfide.
         13.8  Operating Procedures
          Prior to conducting operations for measurement, gauging and analysis as provided in Sections 13.5, 13.6 and 13.7, the
party responsible for such operations shall notify   the
appropriate representatives of the other party, allowing such representatives reasonable opportunity to be present for all operations and computations; however, the absence of the other party's representative after notification and opportunity to attend shall not prevent any operation or computation from being performed. At the request of either party any measurement, gauging or analysis provided for in Sections 13.5, 13.6 and 13.7 shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. The results of such surveyor's
verifications shall be made available promptly to each party.   All
records of measurement and the computation results shall be preserved and available to both parties for a period of not less than three (3) years after such measurement and computation.
         13.9  BTU Quantities Delivered
          The quantity of BTU's delivered from LNG Tankers shall
be calculated by Seller following the procedures described  in this
Section 13.9 and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyer.
         (a)   Determination of Gross Heating Value
          The Gross Heating Value of samples of LNG shall be determined by computation, in accordance with the method described in Part I of Schedule A on the basis of the molecular composition determined pursuant to Section 13.7 and of the molecular weights and heating values described in "GPA Publication 2145" published by
GPA, current at the time of computation.   If revised constants or
improved methods for determination of heating value are subsequently adopted by GPA or other recognized competent impartial authority, they shall, upon mutual agreement of Seller and Buyer, be substituted therefor, but not retroactively. The Gross Heating Value of the representative sample shall be conclusive for the purpose of determining quantities of BTU's delivered.
         (b)   Determination of Volume of LNG Unloaded
          The LNG volume in the tanks of an LNG Tanker before and after unloading shall be determined by gauging as provided in
Section 13.5 on the basis of the tank gauge tables and correction tables provided for in Section 13.4. The volume of LNG unloaded shall be determined by deducting the total volume of LNG in all tanks determined immediately after unloading is completed from the total volume in all tanks determined immediately before unloading is commenced. If failures of gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG delivered shall be determined by gauging the liquid level in Buyer's on-shore LNG storage tanks immediately before and after unloading such LNG Tanker, and such volume shall be increased by adding an estimated LNG volume agreed upon by the parties for boil-off due to unloading of LNG from such LNG Tanker to on-shore LNG tanks and related pipelines. Buyer shall provide Seller, or cause Seller to be provided with, a certified copy of tank gauge tables for each on-shore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.
         (c)   Determination of BTU Quantities Delivered
          The quantities of BTU's delivered from LNG Tankers shall be computed by Seller by means of the following formula:
          Q = (V x D x P) - Qr

         in which:

         Q represents the quantity of the LNG delivered in BTU's.

         V represents the volume of the LNG unloaded, stated in Cubic Meters, determined as provided in Section
               13.9 (b).

         D represents the density of the LNG unloaded, stated in kilograms per Cubic Meter, determined as provided in Section 13.5 (d).

         P represents the Gross Heating Value of the LNG unloaded, stated in BTU's per kilogram, determined as provided in Section 13.9(a).

         Qr represents the quantity in BTU's of the vapor which displaced the volume of LNG unloaded from the LNG tanks in the LNG Tankers.

Physical constants, calculation procedures and examples of BTU determination are provided in Part I of Schedule A.

         13.10 Verification of Accuracy and Correction for Error Accuracy of devices used shall be tested and verified in accordance with a schedule as recommended by the manufacturer unless superseded by a mutually agreed schedule, and at any time if requested by either party, including the request by a party to verify accuracy of its own devices. Each party shall have the right to inspect at any time the measurement devices installed by the other party, provided that the other party be notified in advance. Testing shall be performed only when both parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyer. At the request of either party, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. Permissible tolerances shall be as defined in Part III of Schedule A. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the parties, as well as adjustment of the device. In the event that the period of error is not known, cannot be agreed upon or cannot be determined from available data, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 13.10 shall not be applied to require the modification of any invoice that has become final pursuant to
Article 10.
         13.11 Disputes
          In the event of any dispute concerning the subject matter of this Article 13, including, but not limited to, disputes over selections of the type or accuracy of measuring devices, their calibration, the result of measurement, sampling, analysis, computation or method of calculation or conversion table, such dispute shall be submitted to a competent impartial authority mutually agreed upon by the parties. Expenses incurred in connection with the services of such authority shall be shared equally by the parties. If such authority cannot be agreed upon within thirty (30) days of request by either party, such dispute shall be decided by arbitration pursuant to Article 16. All decisions of an authority acting under this Section 13.11 shall be binding on the parties.
         13.12 Costs and Expenses of Tests and Verifications
          All costs and expenses for testing and verifying
Seller's measurement devices as provided for in this Article 13 shall be borne by Seller, and all costs and expenses for testing and verifying Buyer's measurement devices shall be borne by Buyer. Seller and Buyer shall bear equally the fees and charges of independent surveyors for measurements and calculations in Sections 13.8 and 13.9 and in Section 13.10 when provided for such independent surveyors are required and selected by the parties.

                  ARTICLE 14 - DUTIES, TAXES AND CHARGES

         14.1  Indemnity by Buyer; Effect of Withholding
          Buyer agrees to indemnify and hold harmless Seller from any taxes, duties, royalties, assessments, charges (excluding Port Charges, provided such charges are not in the nature of Taxes on the income or profits of an LNG Tanker or its owner/operator or any of (a) through (d) set forth below) or imposts, including any additions or penalties due to late payment of any thereof (collectively, "Taxes") levied or imposed by the Government of the R.0.C. or any subdivision thereof, or any other governmental
authority in the R.0.C., on (a) the    transportation, sale, value
added or import of LNG, (b) any revenues, income or profits resulting therefrom (including revenues, income or profits resulting from payments under this Section 14.1), (c) the LNG itself or any documents, invoices or receipts provided in connection therewith, and (d) LNG Tankers. If Buyer is obligated in its remittance to Seller respecting any invoice to deduct or withhold an amount for or with respect to Taxes, it shall
simultaneously pay to Seller such additional     amount in U.S.
Dollars in immediately available funds as shall be necessary to cause the total amount paid to Seller respecting such invoice (including any such additional amount) to equal the amount which would have been receivable by Seller in the absence of Buyer's obligation to make such a deduction or withholding.
         14.2  Seller's Cooperation with Buyer
          Seller agrees, at all times during the term of this Contract or any extension thereof, and to the extent reasonable and practicable, to cooperate in minimizing Buyer's liability (including any liability for additions or penalties due to the late payment of Taxes) under Section 14.1; and insofar as Buyer's liability relates to Taxes levied on revenues, income or profits resulting from the sale or import of LNG, Seller agrees to conduct all business and other activities with or in the R.0.C. so as not to be deemed to be (w) a resident company, (x) engaged in a trade or business directly, (y) maintaining a permanent establishment or
(z) doing business through a "business agent (as defined in the Profit Seeking Enterprise Income Tax of the R.0.C.) in the R.0.C. Further, if following the date of this Contract there shall occur any change in the laws affecting taxation of the R.0.C. or any subdivision thereof which, solely by reason thereof, would result in Taxes being levied on Seller with respect to revenues, income or profits resulting from the sale or import of LNG, Seller shall, upon notice from Buyer, consult with Buyer and take such action as may be reasonable and practicable to limit the amount of such
Taxes.   Nothing in this Section 14.2 shall require Seller to take
or forego taking any action which would impair Seller's performance of its obligations or enjoyment of its benefits under this Contract.

                        ARTICLE 15 - FORCE MAJEURE
         15.1  Events of Force Majeure
          Neither Seller nor Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance is caused by any of the following:
          (a) As to onshore facilities:
      (i)          fire, flood, atmospheric disturbance,
                   lightning, storm, typhoon, tornado,
                   earthquake, landslide, soil erosion,
                   subsidence, washout, epidemic or other Act of God;
     (ii)          war, riot, civil war, blockade,
                   insurrection, acts of public enemies or
                   civil disturbances;
    (iii)          strike, lockout or other industrial
                   disturbances;

     (iv) with respect to Seller's onshore facilities, including Natural Gas reservoirs, production facilities in the field, facilities for transportation of Natural Gas from the field, facilities for the treatment or liquefaction of Natural Gas and facilities for the storage or loading of LNG;
         (A)          accidental damage; or
         (B) other damage or failure beyond the reasonable control of Seller except those failures occurring during the process of testing and commissioning new facilities which would normally be anticipated to occur;
      (v) with respect to Buyer's onshore facilities, including facilities for unloading, receiving or storage of LNG, facilities for gas compression or regasification and the facilities for transporting Natural Gas to Buyer's Natural Gas distribution systems;
         (A)          accidental damage; or
         (B) other damage or failure beyond the reasonable control of Buyer except those failures occurring during the process of testing and commissioning new facilities which would normally be anticipated to occur;
     (vi) full depletion of the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area which are covered by the most recent Certificate and which can economically be produced unless such depletion (other than depletion resulting from accident or production of reserves of Natural Gas from the Gas Supply Area for sale as contemplated in Article 3) results from an event or events within the reasonable control of Seller;
    (vii) delay in completion and testing of the onshore facilities described in subparagraphs (iv) and (v) above so as to prevent the same from becoming operational on a continuing basis, which delay is caused by any of the events described in subparagraphs (i) through (v) above or
                   (viii) below or by delay in receiving major items of equipment or materials from the manufacturer or vendor thereof, provided that the party claiming such delay as an event of force majeure shall have taken all steps reasonably available to obtain timely delivery of such items, including the placing of purchase orders within such time as was prudent under the circumstances existing at the time; or
   (viii) acts of government that directly affect the ability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in
                   Section 10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract.
          (b) As to LNG Tankers:
      (i) delay in completion and testing of the Dedicated Vessel so as to prevent the same from becoming operational on a continuing basis, provided that Seller shall have taken all steps which could reasonably have been expected and which are necessary to fulfill its responsibility to provide transportation under this Contract;
     (ii) (A) loss of, or accidental damage to, an LNG Tanker, or (B) other damage to or failure of an LNG Tanker beyond the reasonable control of Seller, provided that Seller shall have taken all steps which could reasonably have been expected and which are necessary to fulfill its responsibility to provide transportation under this Contract;
    (iii) fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, epidemic or other Act of God;

     (iv)          war, riot, civil war, blockade,
                   insurrection, acts of public enemies or
                   civil disturbances;
      (v)          strike, lockout or other industrial
                   disturbance occurring aboard an LNG Tanker
                   or at a port or other facility at which
                   such LNG Tanker calls;
     (vi)          acts of government; or
    (vii)          the unavailability because of force majeure
                   as described in subparagraphs (ii) through
                   (vi) above of any of the vessels contracted
                   to Seller on a long-term basis, other than
                   the Dedicated Vessel, together with
                   Seller's inability to obtain alternative
                   shipping despite its best efforts.
         15.2  Notice; Resumption of Normal Performance
          (a) Immediately upon the occurrence of an event of force majeure that gives Seller or Buyer warning that the event may delay or prevent the performance by Seller or Buyer of any of its obligations hereunder, the party affected shall give notice thereof to the other party describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented, and (either in the original or in supplemental notices) stating:
      (i)          the estimated period during which
                   performance may be suspended or reduced,
                   including, to the extent known or
                   ascertainable, the estimated extent of such
                   reduction in performance; and
     (ii)          the particulars of the program to be
                   implemented to ensure full resumption of
                   normal performance hereunder.
         (b) In order to ensure resumption of normal performance
   of this Contract within the shortest practicable time, the party
affected by an event of force majeure shall take all measures   to
this end which are reasonable in the circumstances (which shall include the provision by Seller of alternative shipping in the case of force majeure affecting an LNG Tanker), taking into account the
consequences resulting from such event of force majeure.   Prior to
resumption of normal performance the parties    shall continue to
perform their respective obligations under this Contract to the extent not prevented by such event of force majeure.
         15.3  Settlement of Industrial Disturbances
          Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party experiencing such situations, and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.
         15.4  Termination for Force Majeure
          In the event a party to this Contract suffers an event of force majeure as defined in this Article 15 and as a result thereof all deliveries of LNG hereunder are suspended for a period of forty-two (42) consecutive calendar months, the other party shall have the right to terminate this Contract by written notice given within one hundred and eighty (180) days following the expiration of such forty-two (42) month period, provided that in the case of full depletion of recoverable reserves as provided in
Section 15.1(a)(vi) Buyer may terminate this Contract by written notice within thirty (30) days of Seller's declaring force majeure in such circumstances, unless prior to that date Seller shall have reasonably demonstrated its willingness and ability to resume deliveries hereunder within the said succeeding forty-two (42) month period.

                         ARTICLE 16 - ARBITRATION
         All disputes arising between Seller and Buyer relating to this Contract or the interpretation or performance hereof shall be finally settled by arbitration conducted in the English language in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect at the time by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall be held in New York, New York, United States of America, unless another location is selected by mutual agreement of the parties. The award rendered by the arbitrators shall be final and binding upon the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over any party concerned.

                        ARTICLE 17 - APPLICABLE LAW

         This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America.

                 ARTICLE 18 - JOINT COORDINATING COMMITTEE

         Each of the parties shall promptly appoint representatives to a joint technical and operating committee ("Joint Coordinating Committee"), which shall hold its first meeting within sixty (60) days after the execution of this Contract and thereafter at such intervals as shall be decided upon by the Joint Coordinating Committee. The Joint Coordinating Committee and such other technical representatives as may be designated shall consult together to coordinate plans (a) relating to additions to or modifications of the Badak Facility to accommodate deliveries hereunder, (b) relating to LNG Tankers and (c) relating to the construction of the Receiving Facility, so as to assure that such facilities and LNG Tankers are compatible for all purposes and that progress is being made in accordance with the project timetable agreed to between the parties. Notwithstanding the foregoing, each of Buyer and Seller shall regularly keep the other informed of its progress with the timely performance of its respective obligations hereunder and in particular shall immediately inform the other of any significant delay envisaged in its respective performance.

                 ARTICLE 19 - AUTHORIZATIONS AND APPROVALS

         Each of Buyer and Seller represents and warrants that it has obtained all governmental approvals and authorizations required to execute and deliver this Contract, to be bound by the terms hereof, to export and import, respectively, the LNG to be sold and purchased hereunder and to construct the facilities required pursuant to Article 5; and each further warrants and represents that it has obtained, or will obtain in a timely manner, all further approvals and authorizations which may be required for it to perform its obligations hereunder.

                       ARTICLE 20 - CONFIDENTIALITY

         Information or documents furnished by one party to the other party hereunder in connection with the performance of this Contract and which the disclosing party identifies as confidential may not be used or communicated to third parties without the agreement of Seller, in the case of information and documents furnished by Seller, and of Buyer, in the case of information and documents furnished by Buyer. This restriction shall not apply to information or documents to the extent that such information or documents:
         (i) without fault of the receiving party have become available to the public;
         (ii) are communicated to any of Seller's Suppliers or any Affiliate of one of the parties or of Seller's Suppliers with the obligation of the recipient to maintain confidentiality;
         (iii) are communicated to legal counsel, accountants, other professional consultants or advisers, underwriters or lenders of one of the parties, or other persons that are participating in the implementation of the Badak III Trade, with the obligation of the recipient to maintain confidentiality;
         (iv) are communicated to contractors for or operators of the Badak Facility, the Loading Port, LNG Tankers or the Receiving Facility, provided that such communication is necessary for the performance by a party of its obligations under this Contract and provided that said contractors and operators shall be subject to an obligation to maintain confidentiality; or
         (v) are communicated to the government or governmental authorities of the Republic of Indonesia, the R.0.C. or the United States of America claiming authority to require such disclosure, in accordance with that authority.

                           ARTICLE 21 - NOTICES

         All notices and other communications for purposes of this Contract shall be in writing in English, which shall include transmission by telex or cable, except that notices given from ships at sea may be by radio in English. Notices and communications shall be directed as follows:

         (a)    To Seller at the following mail address:

                PERUSAHAAN PERTAMBANGAN MINYAK DAN
                GAS BUMI NEGARA (PERTAMINA)
                Attention:  Bureau of Gas Marketing
                            Sub-Directorate of
                            Foreign Marketing
                Medan Merdeka Timur 1A,
                Jakarta Pusat, Indonesia.

         and at the following cable and telex addresses:

         Cable:

                PERTAMINA
                JAKARTA, INDONESIA VIA RCA
                Attention:  Bureau of Gas Marketing
                            Sub-Directorate of
                            Foreign Marketing

         Telex:

                PERTAMINA
                44134 or 44152
                JAKARTA, INDONESIA

         (b)    To Buyer at the following mail address:

                CHINESE PETROLEUM CORPORATION
                Attention:  Director of Supply Department
                83 Chung Hwa Road
                TAIPEI, TAIWAN, REPUBLIC OF CHINA

                and at the following cable and telex addresses:
                Cable:

                CHINESE PETROLEUM CORPORATION
                Chinol Taipei
                TAIPEI, TAIWAN, REPUBLIC OF CHINA

                Telex:

                CHINESE PETROLEUM CORPORATION
                11215 Chinol
                TAIPEI, TAIWAN, REPUBLIC OF CHINA

         The parties may designate additional addresses for particular communications as required from time to time, and may any address, by notice given thirty (30) days in advance change of such addition or change. Immediately upon receiving communications by telex, cable or radio, a party shall acknowledge receipt by the same means and may request a repeat transmittal of the entire communication or confirmation of particular matters. If the sender receives no acknowledgment of receipt within twenty-four (24) hours or receives a request for repeat transmittal or confirmation, said party shall repeat the transmittal or answer the particular
request.   Unless otherwise expressly provided herein all notices
hereunder shall become effective upon receipt. Prior to the date the initial delivery of LNG is to be made under this Contract the parties shall establish radio channels, frequencies and procedures for all communications between LNG Tankers, the Receiving Facility and the authorities for the Unloading Port.

                          ARTICLE 22 - ASSIGNMENT

         Neither this Contract nor any rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller, or by Seller without the prior written consent of Buyer.

                    ARTICLE 23 - AMENDMENTS; NON-WAIVER

         This Contract may not be amended, modified, varied or supplemented except by an instrument in writing signed by the president Director or other duly authorized representative for Seller and by the Chairman or other duly authorized representative
for Buyer.   Performance of any condition or  obligation to be
performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by an authorized signatory, as specified in the preceding sentence, of the party who is claimed to have granted such waiver or postponement. No omission, delay or forebearance on the part of either party in requiring the due and punctual fulfillment by the other party of any of its obligations under this Contract shall be deemed to constitute a waiver of the right to require the fulfillment of such obligation or the due and punctual fulfillment of any other obligation, whether similar or otherwise, or a waiver of any remedy it may have hereunder.

                        ARTICLE 24 - IMPLEMENTATION

         Seller and Buyer shall cooperate fully with each other in implementing this Contract and performing their respective obligations hereunder, including the drawing up of an Implementation Procedure at such time and containing such details as may be appropriate to facilitate the full and timely implementation and performance of this Contract. In the event of any conflict or inconsistency between the contents of the Implementation Procedure and this Contract, then the provisions of this Contract shall prevail.

                       ARTICLE 25 - ENTIRE AGREEMENT

         This Contract and any documents executed contemporaneously herewith constitute the entire agreement between the parties relating to the subject matter hereof and supersede and replace any provisions on the same subject contained in any other agreement between the parties prior to the execution of this Contract, whether written or oral.

                   ARTICLE 26 - LANGUAGE OF THE CONTRACT

         This Contract shall be made and executed only in the English language.

                           ARTICLE 27 - HEADINGS

         The headings and captions in this Contract are inserted solely for the sake of convenience. and shall not affect the interpretation or construction of this Contract.

                         ARTICLE 28 - COUNTERPARTS


         This Contract is executed in two (2) identical counterparts, each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same
Contract.


         IN WITNESS WHEREOF, each of the parties has caused this Contract to be executed in Jakarta by its duly authorized representative as of the date first written above.

SELLER:

PERUSAHAAN PERTAMBANGAN MINYAK
DAN GAS BUMI NEGARA (PERTAMINA)



BY: ______/s/_____________________
    PRESIDENT DIRECTOR



BUYER:

CHINESE PETROLEUM
CORPORATION



BY ______/s/_______________________
   CHAIRMAN OF THE
   BOARD OF DIRECTORS